Page 1 of 2               Washington State Ferries
Change     001
Date: 14-Jun-95             CHANGE ORDER ESTIMATE
Order
Number
Group        12
X  ORDERED BY PROJECT ENGINEER         CONTRACT NO: 00-4464
    UNDER TERMS OF THE CONTRACT
    PROPOSED BY THE CONTRACTOR          TO:  TODD PACIFIC
SHIPYARD
ENDORSED BY:  TODD PACIFIC       1801 16th Avenue S.W.
              SHIPYARDS, CORP.   Seattle,  WA   98134

/s/T.S. Moynihan      Program Manager
DATE
TITLE:    Assistant Secretary

                CONSENT GIVEN BY SURETY:  (WHEN REQUIRED)
BY:
          ATTORNEY-IN-FACT       DATE  PROJECT TITLE:
                                       JUMBO MARK II CONSTRUCTION

YOU ARE DIRECTED TO PERFORM THE FOLLOWING DESCRIBED WORK UPON
RECEIPT OF AN APPROVED COPY OF THIS ORDER:

CR#:  A                          OPTION FOR CONSTRUCTION OF
                                 VESSELS 2 AND 3.

In accordance with Contract Article 6. Option, and TODD Shipyard's letter of 7 June 1995, Ser M7091/044/C/0032, WSF hereby exercises its Option for the construction of the second and third vessels at the bid prices shown on the Bid Form with a reduction for early exercise of the option, per TODD's 7 June 1995 letter.
      Item 2.1, Vessel 2 Definite Quantity Work   $55,101,748.00
      Item 3.2, Vessel 2 Miscellaneous Work      $  2,297,500.00
      Reduction for Early Option Placement    <$       62,500.00>
                     Sub Total for Second Vessel  $57,336,748.00

      Item 2.2, Vessel 3 Definite Quantity Work   $53,839,369.00
      Item 3.3, Vessel 3 Miscellaneous Work      $  2,297,500.00
      Reduction for Early Option Placement      <$     62,500.00>
                  Sub Total for Third Vessel      $56,074,369.00
               Total This Order                  $113,411,117.00

This Change Order is contingent on your utilization of the firms listed on the MWBE Utilization Certificate submitted under separate cover.

TODD shall have no claim for damages, additional compensation, or any other relief as a result of early exercise of the Option for construction of the second and third vessels.

The Estimated Net Change includes the total compensation due the Contractor for all costs associated with this Change Order including compensation for the cost of all changed work and any effect on the unchanged work, both direct and indirect; the total effect of any and all delays, disruptions, and/or acceleration, local and cumulative; any and all other impacts whether direct or indirect. There will be no change in the Contract Performance Period due to this Change Order.

   S.C.E.  ORIGINAL CONTRACT  CURRENT CONTRACT  ESTIMATED NET
CHANGE  ESTIMATED CONTRACT
                       AMOUNT                             AMOUNT
                      THIS ORDER               TOTAL AFTER CHANGE

   C.N.A.      $68,032,036.00                   $68,032,036.00
               113,411,117.00                  $181,443,153.00

       VESSEL CONSTRUCTION USE              ENGINEERING USE
X APPROVAL RECOMMENDED  APPROVED:  X  APPROVAL RECOMMENDED  X
APPROVED:

    Gary L. Cousins   Project Manager  Date
    L. Zuidweg   Manager, Vessel Engineering  Date
X  APPROVAL RECOMMENDED  APPROVED:
    D. Dubois  Vessel Construction Manager   Date

Sheet  2 of 2
Washington State Ferries             Contract Number: 00-4464

Change
Date:  14-Jun-95                       CHANGE ORDER ESTIMATE
Order Number:    001

Group No:            12
ITEM  GROUP  STD.                 DESCRIPTION               UNIT
UNIT PRICE  ESTIMATED  ESTIMATED
 NO.   NO.  ITEM   MEASURE QUANTITY  AMOUNT   NO. CHANGE  CHANGE

 1             12
OPTION FOR CONSTRUCTION    L.S. $113,411,117.00
OF VESSELS 2 AND 3.